HB Key Executive Severance Benefit Plan

Effective September 12, 2107

Key Executive Severance
Benefit Plan

Section 1
Establishment and Purpose

1.1 Establishment of the Plan.  Hostess Brands, Inc. established, effective September 12, 2017, a plan for certain senior executives of Hostess Brands, LLC and its subsidiaries known as the “HB Key Executive Severance Benefits Plan” (the “Plan”).
1.2 Description of the Plan. This Plan is intended to constitute an unfunded welfare benefit plan that is established primarily for the purpose of providing certain severance benefits for Eligible Employees in the event of a Qualifying Termination or Change in Control Termination.
1.3 Purpose of the Plan.  The purpose of this Plan is to advance the interests of the Company by providing Eligible Employees with an assurance of equitable treatment in terms of compensation and economic security and to induce continued employment with the Company by providing severance benefits under certain circumstances in the event of a Qualifying Termination or Change in Control Termination.

Section 2
Definitions

2.1 Definitions. In addition to the other definitions contained in the Plan, the following terms shall have the following meaning:

(a)
“Annual Compensation Amount’’ means an Eligible Employee’s Base Salary and Bonus Amount, in each case, immediately prior to the Termination Date and determined without giving effect to any reduction which is alleged to constitute Good Reason.

(b)	“Base Salary” means an Employee’s annual base salary and does not include any other compensation including but not limited to, incentive bonuses, allowances or any other type of regular payment.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Bonus Amount” means an Eligible Employee’s target annual incentive cash bonus.

(e)
“Cause” means, in the context of an Employee’s termination or separation from employment with the Company, an Employee’s (i) neglect, refusal or failure (other than by reason of illness, accident or other physical or mental incapacity), in any material respect, to attend to duties as assigned by the Company; (ii) failure in any material respect to comply with any terms of employment as expressed in an offer or employment letter, communication from management generally or specifically to said employee or otherwise; (iii) failure to successfully complete a performance improvement plan; (iv) failure to follow the established, reasonable and material policies, standards, and regulations of the Company or direction from the Board; (v) fraud, misappropriation of funds or other willful engagement in misconduct injurious to the Company; or (vi) conviction in a court of law of, or pleading of guilty or nolo contendere to, any crime that constitutes a felony in the jurisdiction involved.

(f)	“Change in Control” shall have the meaning ascribed to such term in Section 12.2 the Company’s 2016 Equity Incentive Plan, as amended from time to time (or any successor thereto).

(g)
“Change in Control Termination” means any termination of employment of (a) an Eligible Employee (i) by the Company (other than for Cause and other than during an Eligible Employee’s Disability) within twelve (12) months following a Change in Control, or (ii) at the request of an acquirer or potential acquirer in connection with, or prior to, a Change in Control; provided that, any termination of the employment of an Eligible Employee will not be considered a Change in Control Termination if the Eligible Employee is offered comparable employment by the Company or its successors, defined as a position having a comparable role (e.g., CFO) of the go-forward entity with similar or greater span of responsibility and with comparable compensation and benefit opportunities, regardless of whether the Eligible Employee accepts such offer of employment or (b) a Level 2 Eligible Employee by such Level 2 Eligible Employee for Good Reason within twelve (12) months following a Change in Control.

(h)	“Code” means the Internal Revenue Code of 1986, as amended.

(i)	“Company” means Hostess Brands, Inc. and its subsidiaries.

(j)
“Disability” shall mean, unless otherwise defined in an individual agreement the Employee has been unable to perform the essential duties, responsibilities and functions of Employee’s position with the Company by reason of any medically determinable physical or mental impairment for 180 days in any one-year period and has qualified to receive long-term disability payments under the Company’s long-term disability policy, as may be in effect from time to time. Employee shall cooperate in all respects with the Company if a question arises as to whether Employee has become subject to a Disability (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss Employee’s condition with the Company). Notwithstanding the foregoing, in the event that a Participant is party to an employment, consulting, severance or other service-related agreement with the Company and such agreement contains a definition of “Disability,” the definition of “Disability” set forth above shall be deemed replaced and superseded, with respect to such Employee, by the definition of “Disability” used in such agreement.

(k)	“Effective Date” means September 12, 2017.

(l)	“Eligible Employee” means collectively Level 1 Eligible Employees and Level 2 Eligible Employees.

(m)	“Employee” means any individual who is employed full-time by the Company and who is regularly scheduled to work at least 30 hours per week for the Company.

(n)
“Good Reason” means the occurrence of any one or more of the following without the Level 2 Eligible Employee’s written consent: (i) a material reduction in the Level 2 Eligible Employee’s then-current Base Salary or Bonus Amount; (ii) a material diminution in the Level 2 Eligible Employee’s authorities, duties, or responsibilities; (iii) the Company’s requiring the Level 2 Eligible Employee to be based at an office location which is at least fifty (50) miles from his or her then-current office location and which materially increases such Level 2 Eligible Employee’s travel time from his or her then current residence; or (iv) failure of any successor of the Company to expressly assume the Plan for a minimum period of twelve (12) months from the date of Change in Control; provided, that a Level 2 Eligible Employee may not rely on any particular action or event as a basis for terminating his or her employment due to Good Reason unless he or she delivers a notice based on that action or event within 90 days after its occurrence and the Company has failed to correct the circumstances cited by the Level 2 Eligible Employee as constituting Good Reason within 30 days of receiving such notice, and the Level 2 Eligible Employee terminates employment within 60 days following the Company’s failure to correct. However, notwithstanding any language to the contrary above, no event shall be considered to constitute Good Reason if the Level 2 Eligible Employee is offered comparable employment, defined as a position having a comparable role (e.g., CFO) of the go-forward entity with similar or greater span of responsibility and with comparable compensation and benefit opportunities, with respect to his or her position without giving effect to the events allegedly constituting Good Reason, by the Company or any subsidiary or affiliate of the Company, regardless of whether the Level 2 Eligible Employee accepts such offer of employment.

(o)
“Level 1 Eligible Employee” means each Employee who is employed at an internally designated Vice President level or has otherwise been designated in writing by the CEO of the Company or his designee. For the avoidance of doubt, Divisional or Channel Vice Presidents are not Level 1 Eligible Employees unless designated in writing by the CEO of the Company or his designee.

(p)
“Level 2 Eligible Employee” means each Employee who is employed at an internally designated Senior Vice President level or above or has otherwise been designated in writing by the CEO of the Company or his designee.

(q)	“Payment Commencement Date” means the first payroll date after the Eligible Employee’s execution and non-revocation of the Company’s Agreement and Release, subject to the provisions of Section 6.7(d).

(r)	“Plan” means the HB Key Executive Severance Benefit Plan as amended from time to time.

(s)
“Plan Administrator’’ means the Administrative Committee of the Company (the “Administrative Committee”). The Administrative Committee may delegate any or all its powers and responsibilities as Plan Administrator to an individual, a committee, or both.

(t)
“Qualifying Termination” means any termination of employment of an Eligible Employee that does not constitute a Change in Control Termination, and is by the Company other than for Cause, and other than during the Eligible Employee’s Disability, provided, that, any termination of the employment of an Eligible Employee will not be considered a Qualifying Termination if the Eligible Employee is offered comparable employment, defined as a position having a comparable role (e.g., CFO) of the go-forward entity with similar or greater span of responsibility and with comparable compensation and benefit opportunities, by the Company or its successors, regardless of whether the Eligible Employee accepts such offer of employment.

(u)
“Restricted Period” means the specific period of time, as set forth in sections 5.1 and 5.2, throughout which an Eligible Employee cannot and will not, directly or indirectly, (i) as an employee, agent, partner, consultant, representative, contractor or in any other capacity, work for a competitor of the Company in the in-store bakery or sweet baked goods business, (ii) engage, recruit, solicit for employment or engagement, offer employment to or hire, or otherwise seek to influence or alter any relationship with any person who is an employee of the Company or (iii) solicit, call on, divert, negotiate with or communicate with any customer or distributor of the Company with whom the Eligible Employee had contact during the final one (1) year period of Eligible Employee’s employment with the Company for the purpose of providing or selling competitive products or services to those of the Company or diverting or inducing the diversion of business from the Company.

(v)	“Severance Period” means the period of time during which an Eligible Employee will receive payments under the Plan.

(w)
“Termination Date” means the date on which a Qualifying Termination or Change in Control Termination occurs. For the avoidance of doubt, the determination of the Termination Date shall be made consistent with the definition of “separation from service” under Section 409A (as defined in Section 6.7 below).

Section 3
Eligibility and Participation

3.1 Eligibility. An Employee shall become a participant in the Plan when such employee meets the definition of a Level 1 Eligible Employee or a Level 2 Eligible Employee. Once an Eligible Employee is a participant in the plan the Eligible Employee shall remain covered under the Plan, subject to the termination of participation provisions under Section 3.2. An Eligible Employee’s participation in the Plan and ability to receive benefits under the Plan is conditioned upon and subject to Eligible Employee’s execution and non-revocation of the Company’s standard agreement and release in its current form at the time of termination (“Agreement and Release”).
3.2 Termination of Participation. An Eligible Employee shall remain covered by the Plan until the earliest of (i) the date the Eligible Employee no longer meets the definition of a Level 1 Eligible Employee or Level 2 Eligible Employee; (ii) the date upon which the Eligible Employee’s employment terminates for any reason; or (iii) the date of termination of the Plan. Notwithstanding the preceding sentence, if an Eligible Employee’s termination of employment is a Qualifying Termination or Change in Control Termination, then the Eligible Employee will be entitled to severance benefits subject to the terms and conditions of this Plan.

Section 4
General Severance Benefit

4.1 Severance Benefit. The Company shall provide severance benefits as set forth in Section 5 to Eligible Employees, pursuant to the terms, conditions and limitations set forth in this Plan and subject to the execution and non-revocation of the Company’s Agreement and Release by the Eligible Employee in accordance with Section 3.1. The Plan supersedes all prior practices, policies, procedures, plans or agreements relating to severance benefits from the Company and/or any affiliated or predecessor entities which would result in any duplication of benefits.
Section 5
Severance Benefits

5.1 Qualifying Termination Severance Benefits. Except as otherwise provided herein, an Eligible Employee shall be entitled to the following severance benefits under the Plan if such Eligible Employee experiences a Qualifying Termination, paid in cash as payroll continuation payments, beginning on the Payment Commencement Date and ending on the last day of the Severance Period as set forth in the chart below, subject to any applicable withholding taxes:

Eligible Employee	Severance Period	Restricted Period	Cash Severance Amount
Chief Executive Officer	18 Months	18 Months	18 Months Base Salary
Executive Vice President and Sr. Vice President	If < 1 year as an Eligible Employee, 3 Months	3 Months	3 Months Base Salary
	If ≥ 1 year as an Eligible Employee, 12 Months	12 Months	12 Months Base Salary
Vice President	If <1 year as an Eligible Employee, 2 Months	2 Months	2 Months Base Salary
	If ≥1 year as an Eligible Employee, 6 Months	6 Months	6 Months Base Salary

5.2 Change in Control Termination Severance Benefits. Except as otherwise provided herein, an Eligible Employee shall be entitled to the following severance benefits under the Plan if such Eligible Employee experiences a Change in Control Termination, paid in cash as payroll continuation payments, beginning on the Payment Commencement Date and ending on the last day of the Severance Period as set forth in the chart below, subject to any applicable withholding taxes:

Eligible Employee	Severance Period	Restricted Period	Cash Severance Amount
Chief Executive Officer	18 Months	18 Months	18 Months Annual Compensation Amount
Executive Vice President and Senior Vice President	12 Months	12 Months	12 Months Annual Compensation Amount
Vice President	9 Months	9 Months	9 Months Annual Compensation Amount
5.3 Outplacement Services. If an Eligible Employee experiences a Qualifying Termination or a Change in Control Termination, the Company shall, at its sole cost and expense, provide the Eligible Employee with outplacement services with the person or entity of the Company’s choosing suitable to the Eligible Employee’s position.
5.4 Health Benefits. If an Eligible Employee experiences a Qualifying Termination or a Change in Control Termination, and if the Eligible Employee is participating in the Company’s medical, vision, dental and prescription benefits (“Health Benefits”) on the Termination Date, then after the Termination Date, coverage under the Health Benefits will continue to be available to the Eligible Employee and his/her covered dependents for up to eighteen (18) months to the extent provided pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA). If the Eligible Employee elects the continuation of Health Benefits under COBRA, then until the earliest of (i) the last day of the Severance Period or (ii) the first day the Eligible Employee becomes eligible for comparable benefits under the health and welfare benefit plans of a subsequent employer (such date, the “COBRA Subsidy Cessation Date”), the Eligible Employee will be responsible for the payment of the same amount of premiums for such coverage as would be paid by a similarly situated full-time employee of the Company, and the Company will pay all additional premium amounts (which shall constitute taxable income to the Eligible Employee). Following the COBRA Subsidy Cessation Date and for the remainder of the 18 month period described above, if the Eligible Employee continues Health Benefits under COBRA the Eligible Employee will be responsible for the full cost of any premiums associated with the continuation of Company Health Benefits under COBRA, in such amount as determined by the Plan Administrator. The Health Benefits for purposes of continued coverage under this Section 5 will be determined by the provisions of the applicable plan documents as amended by the Company from time to time.
5.5 Forfeiture and Recovery of Severance Benefits. Notwithstanding any provisions hereunder to the contrary, an Eligible Employee’s benefits under the preceding provisions of this Section 5 are contingent upon the Eligible Employee complying with the requirements of the Restricted Period and are contingent upon the Plan Administrator not making a determination subsequent to the Eligible Employee’s termination of employment other than for Cause that the Eligible Employee should have been terminated for Cause. Upon a determination by the Plan Administrator that an Eligible Employee has not complied with the requirements of the Restricted Period or that an Eligible Employee should have been terminated for Cause, all benefits hereunder will be immediately forfeited and the Eligible Employee shall repay to the Company any payments previously made by the Company under the preceding provisions of this Section 5. Any such repayment must be made no later than 30 days after the Company provides written notice to the Eligible Employee of the repayment obligation. Any amount not paid within 30 days will accrue interest from the date payment is due under the preceding sentence until paid at the applicable interest rate compounded monthly. The applicable interest rate for purposes of the preceding sentence is the monthly short-term borrowing rate of the Company. No failure or delay on the part of the Company in exercising any power, right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy whether or not specified herein.

Section 6
Miscellaneous

6.1 Entire Agreement; No Duplication of Benefits. Any amounts payable under this Plan shall not be duplicative of any other severance benefits, and to the extent an Eligible Employee has executed an individually negotiated agreement with the Company relating to severance benefits that is in effect on his or her Termination Date, no amounts will be due hereunder unless such Eligible Employee acknowledges and agrees that the severance benefits, if any, provided under this Plan are in lieu of and not in addition to any severance benefits provided under the terms of such individually negotiated agreement.
6.2 No Implied Employment Contract. This Plan is not an employment contract. Nothing in this Plan or any other instrument executed pursuant to this Plan shall confer upon an Eligible Employee any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate an Eligible Employee’s employment at any time for any reason. The Company and the Eligible Employee acknowledge that the Eligible Employee employment is and shall continue to be “at-will”, as defined under applicable law, except to the extent otherwise expressly provided in a written agreement between the Eligible Employee and the Company.
6.3 Exclusive Discretion. The Plan Administrator will have the exclusive discretion and authority to (i) establish rules, forms, and procedures for the administration of the Plan, (ii) construe and interpret the Plan, (iii) decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount, if any, of benefits paid under the Plan, and (iv) take all other actions related to the Plan, and all action taken by the Plan Administrator under this Section 6.3 will be binding and conclusive on all persons.
6.4 Claims Procedure. In the event that a dispute arises over an Eligible Employee’s benefit, the Eligible Employee must make a written claim to the Plan Administrator. The Plan Administrator shall review the written claim and, if the claim is denied in whole or in part, the Plan Administrator shall provide, in writing and within ninety (90) days of receipt of such claim, its specific reasons for such denial and reference to the provisions of the Plan upon which the denial is based and any additional material or information necessary to perfect the claim. If the Eligible Employee desires a second review, the Eligible Employee shall notify the Plan Administrator in writing of the request for a second review within sixty (60) days of the first claim denial. The Plan Administrator shall then review the claim again and provide a written decision within sixty (60) days of receipt of such request for a second review. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan upon which the decision is based. If the Eligible Employee wishes to pursue the Eligible Employee’s claim further, a suit may be filed against the Company. Any suit by or on behalf of an Eligible Employee for benefits under the Plan must be filed in court no later than the earlier of (i) one year after the date the Eligible Employee’s claim for benefits presented under the Plan’s claims procedure has been denied, or (ii) one year after the date of the Eligible Employee’s termination of employment.
6.5 Amendment or Termination of the Plan. The Company, by action of its Compensation Committee of the Board, reserves the right to amend or terminate the Plan at any time and in any manner that it deems advisable.
6.6 Governing Law. The Plan shall be subject to and construed in accordance with the laws of the State of Missouri to the extent not preempted by federal law.
6.7 Code Section 409A. Notwithstanding any provision of this Agreement,

(a)
This Plan shall be construed and interpreted so that payments made and benefits provided hereunder are exempt from Code Section 409A (“Section 409A”) insofar as possible. To the extent payments and benefits hereunder are subject to Section 409A, this Plan shall be construed and interpreted to retain compliance with Section 409A.

(b)
Each payment under the Plan shall be treated as a separate payment of compensation for purposes of applying the exclusion from Section 409A for certain short-term deferral amounts and involuntary separation payments.

(c)
Any amounts payable solely on account of an involuntary separation from service within the meaning of Section 409A shall be excludible from the requirements of Section 409A, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of involuntary separation) to the maximum possible extent.

(d)
Any in-kind benefits provided under the Plan shall be provided in accordance with the requirements of Section 409A, including, where applicable, the provision that in-kind benefits provided during a calendar year may not affect the in-kind benefits to be provided in any other calendar year and the provision that the right to in-kind benefits is not subject to liquidation or exchange for another benefit.

(e)
If payment of any amount of “deferred compensation” (as defined under Section 409A, after giving effect to the exemptions thereunder) (“Deferred Compensation”) is contingent upon the Eligible Employee’s taking any employment related action, including but not limited to, agreeing to execution of a release and waiver of claims, and if the period within which the Eligible Employee must take the employment related action would begin in one calendar year and expire in the following calendar year, then any payments contingent on such employment-related action shall be made in such following calendar year (regardless of the year of execution of such release) if payment in such following calendar year is required in order to avoid taxes, interest and penalties under Section 409A.

(f)
If an Eligible Employee is a “specified” employee as the date of termination of employment, payment of any amount of Deferred Compensation required to be delayed in compliance with Code Section 409A(a)(2)(B), shall not be made prior to the earlier of the expiration of the 6-month period measured from the Eligible Employee’s separation from service, or the date of the Eligible Employee’s death. Amounts delayed under this provision shall be paid in one lump sum, without interest, within ten days after the date payment becomes due after such delay.

6.8 Income and Excise Taxes. The Eligible Employee is solely responsible for the payment of all federal, state and local income and excise taxes resulting from the Eligible Employee’s benefits under this Plan. The Eligible Employee acknowledges and agrees that notwithstanding this provision or any other provision of this Plan, the Company is not providing the Eligible Employee with any tax advice with respect to Code Section 409A or otherwise and is not making any guarantees or other assurances of any kind to the Eligible Employee with respect to the tax consequences or treatment of any amounts paid or payable to the Eligible Employee under this Plan.